865 SOUTH FIGUEROA STREET, LOS ANGELES, CALIFORNIA 90017

October 10, 2012

Dear Fellow Shareholder:

The enclosed materials contain important information about the expected change in ownership of TCW, the parent company of Metropolitan West Asset Management, LLC, the current investment adviser for the Metropolitan West Funds.

This past August, The TCW Group’s (TCW) majority owner, Société Générale, S.A., signed a definitive agreement to sell a majority interest in TCW to investment funds affiliated with The Carlyle Group L.P., in partnership with TCW management. As a result of the transaction, TCW management and employees will increase their equity ownership in TCW from 17% to up to approximately 40% on a fully diluted basis, with the Carlyle funds and other investment funds managed by affiliates of Carlyle owning the balance. The sale is subject to customary closing conditions and is expected to be completed in the first quarter of 2013.

Shareholders of each Metropolitan West Fund are being asked to approve a new investment management agreement. Approval of a new management agreement is required under the Investment Company Act of 1940 as a result of the transaction. We want to stress that the new agreement has substantively the same terms as the current agreement, including the same fees.

We are excited by the acquisition and the ongoing benefits it should confer to you as a shareholder in the Metropolitan West Funds. Most importantly, TCW will maintain continuity in terms of management structure, with no anticipated changes to the current personnel, philosophies or processes guiding the management of the Metropolitan West Funds. Remaining intact are all the capabilities, resources and platforms to deliver on your current investment objectives, while continuing to develop future strategies for an ever-changing and demanding investment environment.

A Special Meeting of Shareholders of the Metropolitan West Funds will be held at the offices of Metropolitan West Funds’ administrator, BNY Mellon Investment Servicing (US) Inc., at 760 Moore Road, King of Prussia, Pennsylvania 19406, on November 28, 2012, at 1:00 p.m. EST to approve new investment management agreements for the Metropolitan West Funds.

THE BOARD OF TRUSTEES OF METROPOLITAN WEST FUNDS UNANIMOUSLY RECOMMENDS YOU VOTE IN FAVOR OF THE PROPOSAL TO BE VOTED ON AT THE MEETING.

Please review the attached proxy solicitation materials and complete and return your proxy card as soon as possible. Alternatively, you may vote by telephone or via the Internet. It is very important that you vote and that your voting instructions be received no later than November 26, 2012.

Notwithstanding our efforts to make this process as efficient as possible, we apologize for the inconvenience of this proxy solicitation and encourage your response so that we may gain the necessary approval without further imposition to you or your investment representatives.

If you have any questions after considering the enclosed materials, please call (866) 416-0552.

Sincerely,

David Lippman

Chief Executive Officer

The TCW Group, Inc. and Metropolitan West Asset Management, LLC